BANCTRUST FINANCIAL GROUP ANNOUNCES

THIRD QUARTER AND NINE MONTH 2005 EARNINGS INCREASE

Mobile, Alabama, October 12, 2005----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today that it had net income for the third quarter of 2005 of $4.992 million, an increase of 77.9% over the $2.806 million reported for the third quarter of 2004. Included in net income for the third quarter of 2005 was a net gain of $1.479 million related to the sale of a subsidiary, Sweet Water State Bank. Income from continuing operations in the third quarter of 2005 was $3.455 million, an increase of 46.6% from $2.357 million recorded in the third quarter of 2004. Total basic and diluted earnings per share from continuing operations were $0.31 in the third quarter of 2005 compared to basic and diluted earnings per share of $0.21 in the third quarter of 2004. Total assets at September 30, 2005 were $1.297 billion compared to $1.170 billion a year ago, an increase of 10.9%.

Income from continuing operations for the first nine months of 2005 was $9.614 million compared to $7.044 million for the same period in 2004, an increase of 36.5%. Total basic and diluted earnings per share from continuing operations for the nine-month period ended September 30, 2005 were $0.87 and $0.86 compared to $0.64 for both for the same nine-month period in 2004.

Loans increased by 27.4%, from $781.4 million at September 30, 2004 to $995.2 million at September 30, 2005, and the net interest margin increased to 4.77% in the first nine months of 2005 from 4.41% in the same period last year. These two factors resulted in an increase in net interest revenue of $10.3 million, or 37.1%, for the nine-month period ended September 30, 2005 compared to the same period in 2004. The third quarter 2005 margin was 4.83%.

The provision for loan losses in the first nine months of 2005 was $4.488 million compared to $2.164 million in the comparable period of 2004. The ratio of the allowance for loan losses to loans on September 30, 2005 was 1.34% compared to 1.16% a year ago. Non-performing assets at September 30, 2005 were 0.53% of total assets compared to 0.29% at September 30, 2004, and net loans charged-off (annualized) as a percent of average loans for the first nine months of 2005 were 0.11% compared to 0.16% in the same period a year ago. The ratio of the allowance for loan losses to total non-performing loans was 207.26% at September 30, 2005 compared to 315.68% at September 30, 2004.

On October 11, 2005, the BancTrust Board of Directors declared a fourth quarter 2005 dividend of $0.13 per share, payable January 3, 2006 to shareholders of record as of December 15, 2005.

In April 2005, BancTrust announced that it had reached an agreement to sell all of the capital stock of its wholly-owned subsidiary, Sweet Water State Bank. The decision to sell Sweet Water State Bank was made as a part of BancTrust's strategy to focus on and invest in what it believes are more attractive markets demonstrating population growth and other favorable demographics. The sale of Sweet Water State Bank, with assets of approximately $56 million, was completed on August 1, 2005.

On October 12, 2005, BancTrust received approval to move the listing of its common stock from the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) to the Nasdaq National Market, and BancTrust expects its listing to move to the National Market on October 18, 2005. BancTrust's common stock will continue to trade under the symbol "BTFG."

On August 29, 2005, Hurricane Katrina struck the gulf coast of Alabama, Louisiana and Mississippi and caused substantial damage to some residences and commercial properties in BancTrust's coastal Alabama markets. BancTrust was on the far eastern fringe of the area damaged by this storm. The day after the hurricane, 23 of 30 BancTrust locations were open, and, within two days, all locations were open with the exception of the downtown Mobile lobby, which suffered water damage. It was opened eight days after the storm. All operations centers were functioning the day after the storm. The damage caused by Hurricane Katrina to BancTrust's properties is estimated to cost approximately $300 thousand to repair, and BancTrust expects most of these costs to be covered by insurance.

In the weeks following Hurricane Katrina's landfall, BancTrust conducted an evaluation of the impact on its customers and company assets, including properties, investment securities and loans. There may be effects of Hurricane Katrina that BancTrust cannot foresee at this time; however, based on its review, the damage caused by Hurricane Katrina is not expected to have a significant adverse effect on its business, financial condition or results of operations.

BancTrust currently provides banking services through 22 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

EARNINGS:
Interest revenue	$19,144	$12,808	$52,513	$36,247
Interest expense	5,607	2,956	14,407	8,444

Net interest revenue	13,537	9,852	38,106	27,803

Provision for loan losses	1,821	1,238	4,488	2,164
Non-interest revenue	2,852	2,531	7,979	7,485
Securities gains, net	40	198	125	545
Non-interest expense	9,357	7,890	27,441	23,639
Income from continuing operations before income taxes	5,251	3,453	14,281	10,030
Income tax expense	1,796	1,096	4,667	2,986
Income from continuing operations after income taxes	3,455	2,357	9,614	7,044

Discontinued operations
Income from discontinued operations before income taxes	92	710	575	1,454
Gain on sale of discontinued operations before income taxes	2,411	0	2,411	0
Total income from discontinued operations before income taxes	2,503	710	2,986	1,454
Income tax expense	966	261	1,144	642
Income from discontinued operations	1,537	449	1,842	812

Net income	$4,992	$2,806	$11,456	$7,856

Earnings per share:
From continuing operations
Basic	$0.31	$0.21	$0.87	$0.64
Diluted	0.31	0.21	0.86	0.64

From discontinued operations
Basic	$0.14	$0.05	$0.16	$0.08
Diluted	0.14	0.04	0.16	0.07

Total
Basic	$0.45	$0.26	$1.03	$0.72
Diluted	0.45	0.25	1.02	0.71

Cash dividends declared
per share	$0.13	$0.13	$0.39	$0.39

Book value per share	$11.62	$10.94	$11.62	$10.94
Common shares outstanding	11,134	10,989	11,134	10,989
Basic average shares outstanding	11,124	10,980	11,093	10,971
Diluted average shares outstanding	11,203	11,062	11,183	11,054

		(over)

STATEMENT OF CONDITION:	09/30/2005	09/30/2004
Cash and cash equivalents	$85,002	$47,886
Securities available for sale	130,541	150,519
Loans	995,166	781,401
Allowance for loan losses	(13,358)	(9,098)
Intangible assets	45,949	46,705
Other assets	53,302	49,914
Assets related to discontinued operations	0	102,193
Total assets	$1,296,602	$1,169,520

Deposits	$1,050,198	$860,445
Short term borrowings	10,297	40,850
FHLB borrowings and long term debt	93,500	48,500
Other liabilities	13,223	8,394
Liabilities related to discontinued operations	0	91,136
Shareholders' equity	129,384	120,195
Total liabilities and shareholders' equity	$1,296,602	$1,169,520

AVERAGE BALANCES:
Total assets	$1,263,755	$1,091,882
Earning assets	1,087,530	867,119
Loans	938,379	693,015
Deposits	989,519	809,254
Shareholders' equity	126,255	118,792

PERFORMANCE RATIOS: YTD

Return on average assets	1.21%	0.96%
Return on average equity	12.13%	8.83%
Net interest margin (tax equivalent)	4.77%	4.41%
Efficiency ratio	58.52%	64.44%

ASSET QUALITY RATIOS:

Ratio of nonperforming assets to total assets	0.53%	0.29%
Ratio of allowance for loan losses to total loans, net of unearned income	1.34%	1.16%
Net loans charged-off to average loans (annualized)	0.11%	0.16%
Ratio of ending allowance to total non-performing loans	207.26%	315.68%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets	9.99%	10.88%
Dividend payout ratio	37.86%	54.17%

For additional information contact: F. Michael Johnson (251) 431-7813.